Exhibit 99.1

For release: April 4, 2007, 7:30 am EDT	Contact:	Mark Rittenbaum Ph: 503-684-7000
Greenbrier Companies Reports Second Quarter Results
Company takes special impairment charge, net of tax, of $.49 per diluted share on revenues of $240 million; announces closure of Canadian new railcar facility
Lake Oswego, Oregon, April 4, 2007 – The Greenbrier Companies [NYSE:GBX], a leading supplier of transportation equipment and services to the railroad industry, today reported financial results for its fiscal second quarter ended February 28, 2007.
Highlights
•	Greenbrier’s net loss for the quarter was $6.1 million, or $.38 per diluted share.

•	The Company will close its unprofitable railcar manufacturing facility in Nova Scotia, Canada during its third fiscal quarter, upon completion of a current railcar order. Losses incurred by this facility during the second quarter were approximately $3.8 million, pre-tax, $2.2 million, after tax, or $.14 per diluted share before impairment charges.

•	Quarterly results also include a special charge of $16.5 million associated with the impairment of assets at the Company’s Canadian manufacturing operation, and an $8.6 million tax benefit associated with the write-off of its investment in the Canadian operation for tax purposes, for a combined loss of $7.9 million, or $.49 per diluted share.

•	Exclusive of the Canadian facility’s operating losses, the impairment charge, and the tax benefit, Greenbrier’s earnings for the quarter were $4.0 million, or $.25 per diluted share.

•	EBITDA, before special charges, for the quarter was $21.3 million, or 8.9% of revenues.

•	Total revenues were flat at $240 million.

•	New railcar manufacturing backlog was unchanged from the prior quarter at 14,300 units, valued at $990 million as of February 28, 2007.

•	Revenues from the refurbishment & parts segment grew to $95 million, or nearly 40% of total revenues, as a result of previous strategic diversification efforts.

Second Quarter Results:
     Revenues for the 2007 fiscal second quarter were $240.0 million, compared to $236.2 million in the prior year’s second quarter. EBITDA before special charge was $21.3 million, or 8.9% of revenues for the quarter, compared to $29.8 million, or 12.6 % of revenues in the prior year’s second quarter. Net loss was $6.1 million, or $.38 per diluted share for the quarter, compared to net earnings of $8.6 million, or $.54 per diluted share for the same period in 2006.
     The net loss for the current period includes a special charge of $16.5 million associated with the impairment of assets at the Company’s Canadian manufacturing operation, and an $8.6 million tax benefit associated with the write-off of the Canadian investment for tax purposes, for a combined loss of $7.9 million, or $.49 per diluted share. In addition, the net loss for the period includes operating losses of the Company’s Canadian facility of $2.2 million, or $.14 per share.
     At a meeting held on April 3, 2007, the Board of Directors of Greenbrier authorized the permanent closure of the Company’s Canadian manufacturing facility during the fiscal third quarter, upon completion of a current order for approximately 300 railcars.
     New railcar manufacturing backlog as of February 28, 2007 was 14,300 units valued at $990 million, virtually unchanged from 14,300 units valued at $980 million on November 30, 2006. Approximately 7,700 units in backlog are subject to Greenbrier’s fulfillment of certain competitive conditions.
     The Company is withdrawing its previous earnings guidance for fiscal 2007 and suspending guidance for the balance of its fiscal year.
     William A. Furman, president and chief executive officer, said, “Our diversified business model continues to position the Company for long-term success despite a currently challenging new railcar market, and losses associated with our Nova Scotia facility, which we are closing. Our refurbishment & parts business, strengthened by the acquisitions of Meridian Rail Services and Rail Car America as well as our leasing & services businesses continue to perform well. Certainly, we are not pleased with our overall results. Manufacturing continues to be adversely affected by a slowdown in demand for double-stack and forest products cars which we have traditionally produced in North America, operating losses at our Canadian facility, and higher than anticipated labor hours on certain marine and railcar orders. We are actively addressing all three of these issues through product and business diversification, closure of our Canadian facility and intense focus on improving productivity. In our second half, we expect to be operating at higher production rates and with a more favorable product mix. Also, in the second half, our second plant in Mexico will come on line to replace the capacity being lost with the closure of our Canadian facility. Management remains keenly focused on improving financial performance, enhancing liquidity and integrating our recent acquisitions.”
     Following the acquisitions of Meridian Rail Services and Rail Car America, the Company now reports its results from three business segments: manufacturing, refurbishment & parts, and leasing & services.
     The Manufacturing segment now includes new railcar and marine barge manufacturing. Second quarter revenues for this segment were $119.2 million, down from $184.8 million in the second quarter of 2006. New railcar deliveries for the quarter were approximately 1,200 units compared to 2,800 units in the prior comparable period. Deliveries decreased principally as a result of reduced production rates due to lower demand for railcar types Greenbrier currently produces in North America, lower than anticipated production on one product line, and an approximate 500 unit increase in production for Greenbrier’s owned lease fleet or assets held for sale. Revenues per unit increased due to a change in product mix more heavily weighted to conventional railcars, which have a higher unit sales value than intermodal cars. The Company sold over 500 intermodal units during the quarter.
     Manufacturing gross margin for the quarter was 2.8% of revenues, compared to 11.0% of revenues in the second quarter of 2006. The decrease in margin was due principally to reduced production rates as a result of lower demand, a less favorable product mix, labor hour inefficiencies in the production of certain orders, and $3.0 million in negative margin associated with the Company’s Canadian facility which was shut down for substantially all of the quarter.
     The refurbishment & parts segment includes results for 33 shop and parts locations across North America, which repair and refurbish railcars, provide wheel, axle and bearing services, and recondition and provide replacement railcar parts. Revenues for this segment were $95.3 million, or nearly 40% of total revenues for the quarter and almost four times the $24.1 million of revenues for the prior comparable period. Nearly $67 million of this revenue growth was the result of the recent acquisitions of Rail Car America and Meridian Rail Services last quarter. The balance of the growth of about $4 million was organic.
     Margins for the refurbishment and parts segment grew to 15.9%, as compared to 13.4% in the prior comparable period, as the result of increased wheel reconditioning work.
     The leasing & services segment continues to include results from the Company’s owned lease fleet of approximately 10,000 railcars and from fleet management services provided for approximately 135,000 railcars. Revenues for this segment were $25.5 million, compared to

$27.3 million in the same quarter last year. Leasing & services gross margin was 52.0% of revenues, compared to 60.9% of revenues in the same quarter last year.
     Leasing & Services revenue and margin decline was principally due to (i) reductions in interim rent on assets held for sale due to the timing of asset sales, and (ii) decreased interest income as a result of lower cash balances. Lease fleet utilization as of February 28, 2007 grew to 97.8%, compared to 94.0% as of November 30, 2006 and 97.2% as of August 31, 2006.
Business Outlook:
     Furman continued, “Demand has slowed for certain new railcars manufactured by Greenbrier in North America, especially double-stack intermodal cars for carrying containers, and forest products cars. We have adjusted production accordingly. Secular forces continue to favor rail transportation. The fundamentals of the intermodal market are still strong and traffic growth outlook is still positive. We believe the current pause in double-stack orders is a temporary adjustment to the car supply side, given the large builds in recent years and recent improvements in rail velocity. While we believe there may be additional intermodal orders in 2007, it remains difficult to predict specific intermodal demand in the near term.”
     Furman concluded, “We continue to see good organic growth opportunities for our other business units: marine, refurbishment & parts, and leasing & services. These units are producing tangible benefits as a result of the strategic decisions we have made to create a more diversified and integrated business model. As an example, we were recently awarded the entire replacement wheels services business for one of our leasing company customers. In addition, about 5,000 wells of 48’ double-stack intermodal platforms are expected to be cut-down over the next year or so to 40’ double-stack platforms, which more efficiently match traffic flows and container loads. We believe we are well-positioned to capture a large portion of this business through our repair and new railcar shop network.”
     Mark Rittenbaum, senior vice president & treasurer, noted, “We anticipate higher new railcar production and delivery rates, a more favorable product mix and a substantially reduced drag on operating earnings (excluding closure costs) from our Canadian operations in the second half of the fiscal year. Current estimated costs of closure of this facility are approximately $10 million pre-tax; these charges will be incurred over the next year, with no related tax benefit. Also, we expect improved manufacturing margins, as the result of higher production rates and improved efficiencies. We have lowered our new railcar delivery and margin expectations for the second half of the year, from those previously announced. Due to these factors, and the difficult operating environment, we do not expect to achieve our previously stated 2007 earnings guidance, and we are suspending guidance at this time. We remain focused on managing through this troubling market period, and will continue to position the Company for future growth opportunities.”
     Rittenbaum concluded, “Last week, our leasing subsidiary issued $100 million of 7-year senior notes secured by a pool of leased railcar assets. The entire proceeds from this financing were used to pay down revolving notes. Borrowings under our revolving credit facilities have been reduced to approximately $100 million as of March 31, 2007, as a result of this financing, cash flow from operations, and proceeds from asset sales. This debt reduction and term financing is consistent with our stated objective of paying down debt and enhancing corporate liquidity.”
     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its manufacturing facilities in the U.S., Canada, and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 33 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 10,000 railcars, and performs management services for approximately 135,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the headings “Risk Factors” on page 8 of Part I , Item 1a and “Forward Looking Statements” on page 25 of Part II of our Annual Report on Form 10-K for the fiscal year ended August 31, 2006 . Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
     The Greenbrier Companies will host a teleconference to discuss second quarter fiscal 2007 results. Teleconference details are as follows:
Wednesday, April 4, 2007
8:00 am Pacific Daylight Time
Phone #: 630-395-0143, Password: “Greenbrier”
Webcast Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the website 10 minutes prior to the start time. Following the call, a replay will be available on the same website. Telephone replay will be available through April 21, 2007 at 203-369-0370.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	February 28,	August 31,
	2007	2006
Assets
Cash and cash equivalents	$6,169	$142,894
Restricted cash	2,602	2,056
Accounts and notes receivable	164,867	115,565
Inventories	230,287	163,151
Assets held for sale	82,152	35,216
Equipment on operating leases	305,148	301,009
Investment in direct finance leases	8,594	6,511
Property, plant and equipment	101,892	80,034
Goodwill	182,179	2,896
Intangibles and other assets	41,975	27,982

	$1,125,865	$877,314

Liabilities and Stockholders’ Equity
Revolving notes	$242,925	$22,429
Accounts payable and accrued liabilities	239,212	204,793
Participation	2,736	11,453
Deferred income taxes	46,965	37,472
Deferred revenue	14,330	17,481
Notes payable	361,909	362,314

Subordinated debt	824	2,091

Minority interest	1,610	—

Stockholders’ equity	215,354	219,281

	$1,125,865	$877,314

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended			Six Months Ended
	February 28,			February 28,
	2007		2006	2007	2006
Revenue
Manufacturing		$119,201	$184,818	$287,893	$326,652
Refurbishment & parts		95,311	24,104	146,546	46,866
Leasing & services		25,466	27,292	52,161	49,058

		239,978	236,214	486,600	422,576

Cost of revenue
Manufacturing		115,822	164,491	277,509	287,522
Refurbishment & parts		80,114	20,869	125,121	40,869
Leasing & services		12,220	10,671	23,031	21,109

		208,156	196,031	425,661	349,500

Margin		31,822	40,183	60,939	73,076

Other costs
Selling and administrative		18,800	17,092	35,925	32,633
Interest and foreign exchange		10,416	7,180	20,056	11,753
Special charges		16,485	—	16,485	—

		45,701	24,272	72,466	44,386
Earnings (loss) before income taxes and equity in unconsolidated subsidiaries		(13,879)	15,911	(11,527)	28,690

Income tax benefit (expense)		8,229	(7,466)	7,649	(12,400)

Earnings (loss) before equity in unconsolidated subsidiaries		(5,650)	8,445	(3,878)	16,290

Minority interest		42	—	40	—
Equity in earnings (loss) of unconsolidated subsidiaries		(463)	118	(363)	290

Net earnings (loss)		$(6,071)	$8,563	$(4,201)	$16,580

Basic earnings (loss) per common share	$	(0.38)	$0.55	$(0.26)	$1.06

Diluted earnings (loss) per common share	$	(0.38)	$0.54	$(0.26)	$1.04

Weighted average common shares:

Basic		15,982	15,655	15,972	15,583
Diluted		16,022	15,911	16,016	15,880

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Six Months Ended
	February 28,
	2007	2006
Cash flows from operating activities
Net earnings (loss)	$(4,201)	$16,580
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Deferred income taxes	(2,587)	3,741
Depreciation and amortization	16,178	12,445
Gain on sales of equipment	(5,775)	(2,812)
Special charges	16,485	—
Other	106	48
Decrease (increase) in assets (net of acquisitions):
Accounts and notes receivable	(28,988)	21,693
Inventories	(23,533)	5,248
Assets held for sale	(32,224)	(47,856)
Intangibles and other	(2,057)	802
Increase (decrease) in liabilities (net of acquisitions):
Accounts payable and accrued liabilities	3,884	(25,068)
Participation	(8,717)	(11,199)
Deferred revenue	(5,276)	3,158

Net cash used in operating activities	(76,705)	(23,220)

Cash flows from investing activities
Principal payments received under direct finance leases	340	1,317
Proceeds from sales of equipment	64,662	8,793
Investment in and net advances to unconsolidated subsidiary	115	216
Acquisitions, net of cash acquired	(264,470)	—
Increase in restricted cash	(481)	(1,442)
Capital expenditures	(78,352)	(61,624)

Net cash used in investing activities	(278,186)	(52,740)

Cash flows from financing activities
Changes in revolving notes	219,777	5,108
Proceeds(expense) from notes payable	(71)	58,556
Repayments of notes payable	(3,246)	(4,276)
Repayment of subordinated debt	(1,267)	(2,507)
Dividends	(2,557)	(2,495)
Stock options exercised and restricted stock awards	1,648	3,622
Excess tax benefit of stock options exercised	1,772	1,299
Investment by joint venture partner	1,650	—
Purchase of subsidiary shares subject to mandatory redemption	—	(4,636)

Net cash provided by financing activities	217,706	54,671

Effect of exchange rate changes	460	(250)
Decrease in cash and cash equivalents	(136,725)	(21,539)
Cash and cash equivalents
Beginning of period	142,894	73,204

End of period	$6,169	$51,665

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA before special charge (1)
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2007	2006	2007	2006
Net cash used in operating activities	$(34,766)	$(32,072)	$(76,705)	$(23,220)
Changes in working capital	48,455	49,878	96,911	53,222
Deferred income taxes	2,890	(4,863)	2,587	(3,741)
Gain on sales of equipment	2,553	2,200	5,775	2,812
Other	(66)	(8)	(106)	(48)
Income tax expense	(8,229)	7,466	(7,649)	12,400
Interest and foreign exchange	10,416	7,180	20,056	11,753

Adjusted EBITDA from operations before special charge	$21,253	$29,781	$40,869	$53,178

(1)	“EBITDA” (earnings from continuing operations before interest and foreign exchange, taxes, depreciation, amortization, and before special charge) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.